UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2026

AMC ROBOTICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41574	41-3041844
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street, Suite 1805

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

(734) 709-5127

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AMCI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Standby Equity Purchase Agreement

On September 17, 2026, AMC Robotics Corporation, a Delaware corporation (the “Company”), entered into a Standby Equity Purchase Agreement (the “SEPA”) with Ayame Asset Holdings LLC, a Delaware limited liability company (the “Investor”). Pursuant to the SEPA, the Company has the right, but not the obligation, subject to the satisfaction of the conditions set forth therein, to issue and sell to the Investor, and the Investor has committed to purchase from the Company, from time to time during the term of the SEPA, newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate gross purchase price of up to $50.0 million (the “Commitment Amount”).

The Company may, in its sole discretion and subject to the terms of the SEPA, require the Investor to purchase shares of Common Stock by delivering advance notices. Each advance may be for up to the lower of (i) 100% of the average daily trading volume of the Common Stock during the five trading days immediately preceding the applicable advance notice and (ii) 100,000 shares of Common Stock, unless the parties otherwise agree in writing. For each Company-initiated advance, the Company may select one of two pricing alternatives: (i) 96% of the lowest daily volume-weighted average price (“VWAP”) of the Common Stock during a three-trading-day pricing period commencing no later than the trading day immediately following delivery of the advance notice, or (ii) the lower of (a) 97% of the lowest VWAP during the five consecutive trading days immediately preceding delivery of the advance notice and (b) the lowest traded price during the applicable intraday pricing period.

The Company’s right to deliver an advance notice is subject to the satisfaction or waiver by the Investor of certain conditions precedent set forth in the SEPA, including, among other things, the effectiveness of a registration statement permitting the Investor to resell the applicable shares, the accuracy in all material respects of the Company’s representations and warranties, the Company’s material compliance with its covenants and agreements under the SEPA, the availability and authorization of sufficient shares of Common Stock, and the absence of specified adverse legal, market and trading events.

While any amount remains outstanding under a Promissory Note (as defined below), the Company is precluded from delivering advance notices to the Investor, except under certain conditions set forth in the SEPA. Additionally, while any amount remains outstanding under a Promissory Note, the Investor may, in its sole discretion, deliver a notice requiring the Company to issue and sell Common Stock to the Investor in an amount up to, but not exceeding, the outstanding balance of the Promissory Notes. The purchase price for shares issued pursuant to any such Investor notice will equal the lower of (i) $4.017 per share, subject to adjustment as provided in the applicable Promissory Note (the “Fixed Price”), and (ii) 92% of the lowest daily VWAP during the five consecutive trading days immediately preceding the applicable Investor notice (the “Variable Price”), subject to the contractual floor price described in the SEPA and the Promissory Notes. The purchase price for shares issued pursuant to an Investor notice will be paid by offsetting an equal amount outstanding under the Promissory Notes (first toward accrued and unpaid interest thereunder, if any, and then toward the principal).

The “Floor Price” applicable to the Variable Price will initially equal the lower of (i) $1.00 per share and (ii) 20% of the VWAP of the Common Stock immediately prior to the effectiveness of the initial registration statement. For purposes of estimating the maximum number of shares issuable under the transaction documents, assuming a Floor Price of $0.25 per share, up to 200,450,000 shares of Common Stock may be issued in the aggregate, consisting of up to 200,000,000 shares under the $50.0 million Commitment Amount and the 450,000 Commitment Shares (as defined below). The Floor Price is subject to downward adjustment following the second pre-paid advance closing and may be further reduced by the Company by irrevocable written notice to the holder, in which case the actual number of shares issuable could be greater.

The Investor will not be required to purchase shares, and will not purchase shares, to the extent such purchase would cause the Investor and its affiliates to beneficially own more than 4.99% of the Company’s outstanding voting power or number of shares of Common Stock. The Investor may, in its sole discretion, waive this limitation or increase it to up to 9.99% upon not less than 65 days’ prior notice to the Company. In addition, unless stockholder approval is obtained, the Company may not issue shares under the SEPA in excess of 19.99% of the shares of Common Stock outstanding as of the effective date of the SEPA, reduced on a share-for-share basis by shares issued or issuable in transactions required to be aggregated with the SEPA under the rules of The Nasdaq Stock Market LLC (the “Exchange Cap”). The Company has agreed to seek stockholder approval for issuances in excess of the Exchange Cap to the extent required by Nasdaq rules.

The issuance and sale of a substantial number of shares of Common Stock under the SEPA, or the perception that such issuances and sales may occur, could cause the market price of the Common Stock to decline or become more volatile.

As previously reported, on August 17, 2026, the Company entered into agreements (“Inducement Agreements”) with two holders of certain existing warrants to purchase shares of Common Stock. Pursuant to the Inducement Agreements, the Company was restricted from entering into any agreement to issue shares of Common Stock during certain periods of time, which would have prohibited the Company from entering into the SEPA and related documents. Accordingly, to allow the Company to enter into the SEPA and related documents, the Company obtained a waiver from the holders with respect to the foregoing restrictions contained in the Inducement Agreements.

Unless earlier terminated in accordance with its terms, the SEPA will terminate on the earliest of (i) the first day of the month following the 24-month anniversary of its effective date, subject to extension while a Promissory Note remains outstanding, and (ii) the date on which the Investor has purchased shares equal to the Commitment Amount. Subject to specified conditions, the Company may terminate the SEPA upon five trading days’ prior notice, and the parties may terminate it at any time by mutual written consent.

Pre-Paid Advances and Convertible Promissory Notes

The SEPA provides for two pre-paid advances to the Company in an aggregate principal amount of up to $3.88 million, evidenced by convertible promissory notes in substantially the same form (each, a “Promissory Note” and collectively, the “Promissory Notes”). The first pre-paid advance, in a principal amount of $2.22 million, was funded on September 17, 2026. The second pre-paid advance, in a principal amount of $1.66 million, is to be funded following the later of (i) the effectiveness of the initial registration statement described below and (ii) the Company’s receipt of stockholder approval to issue shares in excess of the Exchange Cap, subject to satisfaction or waiver of the applicable closing conditions. Each pre-paid advance will be funded net of a 10% original issue discount; accordingly, the aggregate cash purchase price for the Promissory Notes, before fees and expenses, will be approximately $3.492 million if both pre-paid advances are funded.

The Promissory Notes will mature on September 17, 2027, subject to extension at the option of the holder, and will bear interest at a rate of 0% per annum, which rate will increase to 18% per annum upon the occurrence and during the continuance of an event of default (as set forth in the Promissory Notes). Each holder may convert all or any portion of the outstanding balance of its Promissory Note into Common Stock at a conversion price equal to the lower of the Fixed Price and the Variable Price, subject to the applicable floor price, beneficial ownership limitation and Exchange Cap. The Fixed Price is subject to a downward reset on the twentieth trading day after issuance of the Promissory Note issued in connection with the first pre-paid advance based on the average VWAP for the three immediately preceding trading days, as well as customary adjustments and anti-dilution protection. The Variable Price floor is subject to downward adjustment following the second pre-paid advance closing, and the Company may further reduce the floor price by irrevocable written notice to the holder.

Upon the occurrence of specified amortization events, the Company will be required to make monthly payments of principal in an aggregate amount of $1.25 million among the Promissory Notes (or the remaining outstanding principal, if less), together with a 5% payment premium and any accrued and unpaid interest, subject to the terms of the Promissory Notes. The Company may voluntarily prepay a Promissory Note when the VWAP of the Common Stock is below the Fixed Price upon 10 trading days’ prior notice and payment of a 6% prepayment premium, during which notice period the holder may elect to convert all or any portion of the Promissory Note. The Promissory Notes contain customary events of default and related remedies.

Commitment Shares and Registration Rights Agreement

As consideration for the Investor’s commitment under the SEPA, the Company issued 450,000 shares of Common Stock to the Investor on September 17, 2026 (the “Commitment Shares”). The Company also has paid a $40,000 structuring fee in connection with the transaction.

Concurrently with the execution of the SEPA, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file an initial registration statement covering the resale by the Investor of the registrable securities (as defined therein) issued or issuable under the SEPA and the Promissory Notes no later than the 21st calendar day following the date of the Registration Rights Agreement. The Company is required to use its best efforts to cause the registration statement to be declared effective no later than the 60th calendar day following its initial filing, subject to acceleration if the Securities and Exchange Commission notifies the Company that the registration statement will not be reviewed or is no longer subject to further review and comments.

The SEPA, the Registration Rights Agreement and the Promissory Notes contain customary representations, warranties, conditions and covenants of the parties. The actual amount of proceeds that the Company may receive under the SEPA cannot be determined at this time and will depend on, among other factors, the extent to which the Company elects to sell shares under the SEPA, market conditions, the satisfaction of the applicable conditions and the number and price of shares sold. There can be no assurance that the Company will receive the full Commitment Amount.

The foregoing descriptions of the transaction documents do not purport to be complete and are qualified in their entirety by reference to the full text of the transaction documents, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On September 18, 2026, the Company issued a press release announcing its entry into the SEPA and the other transactions described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Pre-Paid Advances and Convertible Promissory Notes” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding unregistered sales of securities set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Investor represented to the Company that it is an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Commitment Shares, the Promissory Notes and the shares of Common Stock issued or issuable pursuant to the SEPA or upon conversion of the Promissory Notes are being offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. Such securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Standby Equity Purchase Agreement, dated September 17, 2026, by and between AMC Robotics Corporation and Ayame Asset Holdings LLC.
10.2	Registration Rights Agreement, dated September 17, 2026, by and between AMC Robotics Corporation and Ayame Asset Holdings LLC.
10.3	Form of Convertible Promissory Note.
99.1	Press Release, dated September 18, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2026	AMC ROBOTICS CORPORATION

	By:	/s/ Min Ma
	Name:	Min Ma
	Title:	VP, Finance